Exhibit 99.2

DATE: Feb. 25, 2014

Williams Investor Contacts: John Porter (918) 573-0797 Sharna Reingold (918) 573-2078	Williams Media Contacts: Tom Droege (918) 573-4034 or Dan Katcher / Andrew Siegel / Dan Moore Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

For Corvex and Soroban:

Jeremy Fielding / Margaret Rohrmann

Kekst and Company

(212) 521-4800

Williams Reaches Agreement with Corvex and Soroban

TULSA, Okla. – Williams (NYSE: WMB), Corvex Management LP (“Corvex”) and Soroban Capital Partners LLC (“Soroban”) today announced that they have reached a mutual agreement under which, subject to the terms and conditions of the agreement, Eric Mandelblatt, Managing Partner of Soroban, will be promptly appointed to the Williams Board of Directors, and Keith Meister, Managing Partner of Corvex, or, at Mr. Meister’s option a mutually-agreeable industry expert, will be appointed to the Williams Board of Directors at the regularly scheduled November 2014 board meeting.

The Williams Board will nominate Mr. Mandelblatt to stand for election at the 2014 Annual Meeting of Stockholders and will nominate both Mr. Mandelblatt and Mr. Meister, or, at Mr. Meister’s option a mutually-agreeable industry expert, to stand for election at the 2015 Annual Meeting of Stockholders.

Corvex and Soroban have agreed to a customary standstill provision and certain individual and aggregate minimum share ownership requirements. In addition, Corvex and Soroban have agreed not to solicit proxies in connection with the 2014 Annual Meeting or any other annual meeting while their designees are on the Williams Board, and to vote their shares in support of all of the Board’s director nominees at those meetings.

Frank T. MacInnis, Chairman of the Williams Board of Directors, said: “Williams has a longstanding policy of open communications with its shareholders and welcomes input toward our goal of enhancing value. Williams, Corvex and Soroban have engaged in numerous discussions related to the company’s strategic plan to drive continued value creation, and we are pleased to have reached this agreement.”

Alan Armstrong, President and Chief Executive Officer, said: “Creating stockholder value is the top priority of the Williams Board. To that end, we appreciate the confidence that Corvex and Soroban have demonstrated in Williams via their substantial investments. We look forward to working with them as we continue to execute our short and long-term plans and create sustainable stockholder value.”

“I am delighted to join the Board of Williams, a company I have followed closely for the past 16 years.” said Mr. Mandelblatt. “This is an exciting time in the midstream energy industry in North America and we believe Williams has among the industry’s best assets with which to realize the significant growth opportunities that lie ahead. We believe Williams is uniquely positioned to continue its high rate of dividend growth through the end of the decade driven by its high quality existing assets and recent investments made in strategic areas where the cash flow growth is poised to positively inflect in coming years. We look forward to working with Alan, the Board and management to capture the full scale of this once in a generation opportunity.”

Mr. Meister said, “We collectively have over $2.5 billion invested in Williams reflecting what we believe is a truly special investment opportunity. Williams is a strong company with an attractive strategic position in an industry with powerful growth tailwinds. We believe the Company presents tremendous opportunities for future value creation under Alan’s leadership. Like Eric, we look forward to working with Alan and the Board to unlock the exceptional value inherent in this company.”

The complete agreement between Williams and Corvex and Soroban will be filed in a Form 8-K with the Securities and Exchange Commission.

Barclays is serving as financial adviser to Williams and Cravath, Swaine & Moore LLP is serving as its legal adviser. Akin Gump Strauss Hauer & Feld LLP is serving as legal adviser to Corvex and Soroban.

About Soroban and Eric Mandelblatt

Soroban Capital Partners LLC (“Soroban”) is a New York-based investment firm with over $5 billion in assets under management. The firm invests primarily in global equities, utilizing deep fundamental research to generate multi-year points-of-view on industries and companies. Eric Mandelblatt is the Managing Partner and Chief Investment Officer of Soroban. Prior to founding Soroban, Mr. Mandelblatt was one of the Founding Partners and portfolio managers of TPG-Axon Capital, a multi-billion dollar global investment firm. Mr. Mandelblatt started his career at Goldman Sachs & Co. where he held a number of positions within the Equities

Division, including as an equity research analyst covering The Williams Companies, Inc. among other companies. Mr. Mandelblatt currently serves as a board member of the Ronald McDonald House New York City and the University of Florida Investment Corporation.

About Corvex and Keith Meister

Corvex Management LP (“Corvex”) is a fundamental based, value-oriented investment firm with over $5 billion in assets under management. Corvex focuses on investing in high quality, US businesses under-going change in industries with positive secular tailwinds. Keith Meister currently serves as Managing Partner and Chief Investment Officer of Corvex where he oversees all aspects of the firm’s operations. Prior to founding Corvex, Mr. Meister served from June 2002 to August 2010 in a range of leadership roles within the organization headed by Carl C. Icahn, including as Chief Executive Officer and Vice Chairman of Icahn Enterprises LP (NYSE: IEP). Mr. Meister has previously served as a director of numerous companies including: Icahn Enterprises, Motorola Mobility, Motorola Inc., XO Holdings, Federal Mogul, American Railcar, ADT, and Ralcorp.

About Williams (NYSE: WMB)

Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas, NGL production of more than 200,000 barrels per day and domestic olefins production capacity of 1.35 billion pounds of ethylene and 90 million pounds of propylene per year. Williams owns approximately 64 percent of Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams’ interstate gas pipeline and domestic midstream assets. Williams also owns Canadian operations and certain domestic olefins pipelines assets, as well as a significant investment in Access Midstream Partners, L.P. (NYSE: ACMP), a midstream natural gas services provider. The company’s headquarters is in Tulsa, Okla. For more information, visit www.williams.com, where the company routinely posts important information.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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